Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This AGREEMENT (“Agreement”) dated effective June 15, 2009 is between GEOVIC Ltd. (“Company” or “Geovic”) and Mineral Services, LLC, (“Contractor”) 142 Stratford Avenue, Garden City, New York 11530. The Company and the Contractor are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	Geovic Mining Corp., corporate parent of Geovic is a publicly owned Delaware Corporation listed on the Toronto Stock Exchange (“TSE”), and;

B.	Contractor is privately owned by Michael Mason, a director of Geovic Mining Corp., provides mineral consulting services to clients, including the types of services specified here ;

C.

Contractor has provided consulting services to Geovic under a Service Agreement effective June 6, 2004 (“2004 Contract”), which the parties intend to terminate effective June 15, 2009 and replace with the Agreement, without further obligations or rights under the 2004 Contract for any of the parties, it being agreed that any and all rights to success fees described in the 2004 contract have been terminated;

D.	All Services of Contractor under this Agreement shall be provided by Michael Mason

E.

Geovic desires to retain the services of the Contractor (“Services”), pursuant to the terms and conditions set forth in this Agreement; and Contractor desires to provide these Services to Geovic, pursuant to the terms and conditions set forth in this Agreement; and

F.	Contractor represents that it is fully experienced, properly qualified, registered, licensed, equipped, organized and financed to perform the Services.

WHEREFORE, IT IS HEREBY AGREED as follows:

1.    Appointment

1.1

The Geovic shall engage the Contractor to provide Professional Services as described on Exhibit A attached and incorporated herein by this reference. All prior contracts, agreements or understandings between the parties involving the subject matter of this Agreement are hereby terminated effective June 15, 2009, provided that contractor shall be paid its full quarterly Service fees for the quarter ending June 30, 2009.

	1.2	The Contractor shall perform the Services with the skill, care and judgment customarily expected of a qualified professional in its field.

	1.3	The Geovic shall pay the Contractor (“Contractor Fees”) against delivery of an invoice by the Contractor containing such details of Services as the Geovic shall reasonably request, as follows:

		1.3.1	Fixed Fee. Ten Thousand US dollars ($10,000) per calendar quarter, payable calendar quarterly in arrears;

1.3.2

Additional Fees. In the event that Contractors services provided to Geovic at its request during a quarter exceed seven (7) days, Contractor shall be entitled to receive $1,500 per each additional day or portion thereof.

		1.3.3	Timeliness of Invoices. Invoices in reasonable detail shall be provided to Geovic within 20 days of each calendar end shall be payable upon receipt.

1.4

The Contractor’s contact person with the Geovic shall be David Beling, Greg Hill, William A. Buckovic or such other person as may be designated by any of them (a “Contact Person”). Contractor shall keep the Contact Person with whom he may be working on an assigned project well informed regarding the Services and shall promptly respond to any reasonable requests by the Contact Person on behalf of the Geovic.

1.5

The Contractor shall submit to the Geovic periodic progress reports (no less often than monthly) on the performance of the Services, providing all information, including a detailed daily accounting of the hours spent on various tasks pertaining to the Services, as well as all other information reasonably requested by the Geovic.

2.	Term

2.1

This Agreement shall be in effect for a period of one year and shall be automatically renewed annually for an additional year unless either party notifies the other that the Agreement shall be terminated at the end of its term, which notice must be given not less than 150 days before expiration.

3.	Consideration and expenses

	3.1	The Geovic shall pay or reimburse to the Contractor:

3.1.1

All costs reasonably and properly expended by him on behalf of the Geovic, with the Geovic’s prior approval, for performance of Services, including travel and entertainment expense, if proper documentation of such expenses is received by the Geovic at the earlier of 45 calendar days after incurred by Contractor, or when any regular invoice is submitted by Contractor;

		3.1.2	Lodging and meal costs while Contractor is working at the offices of the Company, if previously approved by Geovic;

3.1.3

If approved by Geovic, expenses for Contractor’s personal vehicle use shall be at a rate equal to the rate for which the Company reimburses its employees per mile. Non-material expenses incurred by Contractor in connection with performing Services, such as for telephone, fax, postage, computer and other general office expenses of Contractor will be assumed by Contractor.

All such payments or reimbursements shall be made by Geovic when quarterly invoices are paid, subject such documentation and information as the Geovic shall reasonably require.

4	Information

4.1

In this Agreement, all Geovic information and data, whether given orally or written, computer file or other permanent form, relating to the Company, its parent corporation, Geovic Cameroon Plc., or other subsidiaries of the Geovic (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Contractor and all documents, computer files or other records prepared by the Contractor which contain or are based on any such information or data, and all work product generated by Contractor in providing Services under this Agreement (the “Information”) is proprietary to Geovic.

4.2

The Contractor shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group, without the prior written consent of the Geovic.

4.3

The Contractor shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, or in connection with Michael Mason’s services as a Director of Geovic Mining Corp.

4.4	The provisions of Clauses 4.2 and 4.3 shall not apply to Information:

	4.4.1	Which at the time of disclosure is available to the public generally;

	4.4.2	Which after disclosure becomes available to the public generally, other than by reason of a breach by the Contractor of its obligations under this Agreement; or

	4.4.3	Subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

4.5

If Contractor breaches or threatens to breach the terms of this section, Geovic may seek an injunction restraining Contractor from disclosing, in whole or in part, any such information or from rendering any services to any person or entity in which such information would be used. This remedy shall not limit other remedies available to Geovic in law or equity. Geovic shall be entitled to recover all its costs and expenses resulting from such breach.

4.6

The Contractor shall not be responsible for the security of Information provided to outside parties during approved performance of Services to the Geovic, including but not limited to, draftsmen, graphic services companies, or others directed by the Geovic to receive such Information.

5. Geovic property

5.1

The results of the Services shall be the exclusive property of the Company, or any subsidiary for which the services may be provided, as determined by Geovic, including any intellectual property rights flowing therefrom and shall be deemed to be “Information” for purposes of Paragraph 4 above.

5.2

On the expiration or termination of the Term of this Agreement Contractor shall promptly deliver to Geovic all Information in permanent or electronic form and all other property belonging to the Geovic, which may be in its possession or under its control and shall account to Geovic as to the status of all Services undertaken by Contractor and not completed before terminations.

6.	Taxes

6.1

The Contractor is an independent contractor and not an employee, partner, joint venture participant or agent of the Geovic. The Contractor undertakes to be responsible for accounting to all tax authorities for all taxes and other liabilities (Taxes) for which the Contractor is liable, including, without limitation, taxes and reporting obligations with respect to activities of Michal Mason on behalf of Contractor.

6.2

Contractor is obligated to pay federal and state income and other taxes, to the extent required by law, on any monies earned pursuant to this Agreement and shall hold the Geovic harmless from any liability arising out of Contractor’s failure to fulfill these obligations.

7.	Notices

7.1

Any notice under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this clause.

To Geovic:

David Beling, 743 Horizon Ct. Suite 300A Grand Junction CO 81506 970-256-9681

To Contractor:

Michael Mason, 142 Stratford Avenue Garden City NY 11530 516-248-6468

	7.2	A notice shall take effect from the time it is deemed to be received as follows:

		7.2.1	In case of a notice delivered to the addressee in person, upon delivery;

		7.2.2	In the case of a notice left at the address of the addressee, upon delivery at that address;

8.	Miscellaneous

	8.1	Contractor shall procure and maintain worker’s compensation insurance and unemployment insurance.

8.2

Contractor shall indemnify and hold harmless Geovic from any negligence, knowingly wrongful acts, errors or omissions, or worker’s compensation claims, damages, losses and expenses of the Contractor, its employees, agents, and subcontractors.

8.3

Save in respect of any matter for which Geovic has made written appointment of Contractor as its attorney-in-fact, the Contractor shall not, without the prior written consent of the Geovic, hold himself out as in any way authorized to bind the Geovic.

8.4

The Contractor shall not conduct any unethical or illegal activities on behalf of the Geovic and agrees to comply with the Geovic's guidelines on business practice and behavior, including compliance with the United States Foreign Corrupt Practices Act. If requested to do so, the Contractor shall review and sign the Geovic’s Code of Business Conduct and Ethics, and shall perform the Services in compliance therewith.

8.5	This Agreement shall not be assigned to a third party without prior written consent of the Parties.

8.6

Any claims, disputes or other matters arising out of, or relating to this Agreement or a breach shall be subject to arbitration in Denver, Colorado pursuant to the Colorado Uniform Arbitration Act. Should the Parties fail to agree on an arbitrator, then each party shall select one arbitrator, and the two chosen arbitrators shall select a third arbitrator to form a panel. Each Party shall bear its own respective costs of the arbitration and shall be responsible for one-half of the arbitrators’ fees.

8.7	This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States.

8.8

This Agreement constitutes the entire agreement between Geovic and Contractor and supersedes all prior written or oral understandings. No modification may be made unless in writing and signed by both Parties.

8.9	If any clause or provision of this Agreement shall be adjudged invalid or unenforceable the parties shall attempt to modify that portion in a manner to preserve the original intent of the Parties.

8.10	Headings in the Agreement are for convenience and reference purposes only and shall affect in any way the meaning or interpretation of this Agreement.

8.11	In the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

IN WITNESS WHEREOF, the Parties hereto have executed the Agreement the date first above written.

 Geovic Ltd.,

 A corporation organized under the laws of the Cayman Islands

/s/ John Sherborne By: John Sherborne Authorized officer

Mineral Services, LLC Contractor /s/ Michael Mason By: Michael Mason Authorized Member

Tax I.D. #11-3389524

/s/ Michael Mason Michael Mason, Individually

Exhibit A

Description of Anticipated Scope of Services

When requested, Contractor shall:

A.	Pre-production Phase.

Assist Geovic to identify, evaluate and recommend appropriate engineering and consulting firms for Geovic mineral development projects, as required or requested by one or more Geovic Contact Persons;

Provide, where requested and in areas where Contractor has expertise, advice or support for technical aspects of mineral projects, including metal processing, transportation, insurance and risk management programs;

Assist Geovic to identify and evaluate project staff and employees where requested by a Contact Person;

Assist Geovic to prepare for marketing and acquisition of products and consumables to be produced by or consumed by Geovic development projects; and

Assist Geovic to identify and negotiate with potential future customers for products, and suppliers of consumable commodities necessary for operation of Projects;

Introduce to Geovic Contact Persons firms or persons who may assist Geovic to develop or operate mine projects; and

Provide metal markets evaluation and advice;

B.	Construction and Operating Phase

Provide ongoing support for technical aspects of mineral projects, including metal processing, transportation, insurance and risk management programs;

Support for hedge and derivative applications to metal production, and prices;

Assist Geovic with all aspects of inventory and receivable funding;

Assist Geovic in connection with development and operation of product sale and consumable purchasing activities, including contract negotiation and management for projects;

Training of Geovic staff to manage purchase and sale contracts, treasury and offshore banking facilities; and

Provide assistance and support for plant commissioning, start-up and operating activities.